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                                                                    EXHIBIT 99.2


                                   AMERICAN BUSINESS PRODUCTS, INC.
[APB LOGO]                         POST OFFICE BOX 105684 ATLANTA, GEORGIA 30348
                                   (770) 953-8300             FAX (770) 952-2343






                                Contact:     Richard G. Smith
                                             Chief Financial Officer
                                             American Business Products
                                             (770) 953-8300

FOR IMMEDIATE RELEASE

                                             Robert P. Jones/Theresa Schillero
                                             Media Contact: Eileen King
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600


                       AMERICAN BUSINESS PRODUCTS REPLACES
                              EXPIRING RIGHTS PLAN

         Atlanta, GA, May 5, 1999 - American Business Products (NYSE:ABP) today reported that its Board of Directors had adopted a new shareholders rights plan in anticipation of the scheduled expiry of the Company's current shareholders rights plan later in the year.

         The Company's current rights plan was adopted on October 25, 1989, and will expire according to its terms on November 6, 1999. The new plan will expire November 6, 2009.

         Larry Gellerstedt, Chairman and Chief Executive Officer, commented, "The new rights plan is being adopted to replace and update the expiring plan. It is not a response to any current proposal to acquire the Company. Rather, the plan is intended to protect our shareholders' interests in the event a third party, in the future, should attempt to gain control of the Company without paying a fair price to all shareholders."

         Under the new rights plan, shareholders of record on May 17, 1999, and shareholders who acquire ABP's common stock after that date until the distribution date will receive rights to purchase six shares of ABP's common stock (subject to adjustment) at a price equal to 20% of the then current market price. In the event there is an insufficient number of authorized but unissued shares of ABP to honor all of the rights, the Board of Directors may substitute alternative securities. The rights will be exercisable if a person or group acquires beneficial ownership of 30% or more of ABP's outstanding common stock, or begins a tender or exchange offer for 30% or more of the common stock. In addition, the rights will be exercisable if an "adverse person," as determined by the Board of Directors, acquires a


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beneficial ownership of 10% or more of ABP's outstanding common stock. The Board of Directors may redeem the rights for $.01 per right at any time up to 20 days after the time they become exercisable. Until a triggering event, the rights attach to and trade with the shares of ABP's common stock. No separate rights certificate will be issued until an event triggering the exercise of the rights occurs.

         Details of the new shareholders rights plan will be outlined in filings to be made with the Securities and Exchange Commission.

         American Business Products, Inc. is a leading supplier of specialty packaging and printed office products. ABP's specialty packaging companies include: Jen-Coat, Inc., a leader in extrusion coating and laminating of packaging and other products; International Envelope Company, the world's largest converter of Tyvek(R) mailers and other soft packages; and Discount Labels, Inc., the largest short-run label producer in the U.S. ABP's printed office products business is operated by Curtis 1000 Inc., a leader in direct-to-user marketing of custom-printed envelopes and labels, digital document services and business forms.

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